Exhibit 5.1

GS

Goldfarb Seligman

Law Offices | Established 1930

TEL AVIV	ZURICH	WWW.GOLDFARB.COM
Ampa Tower, 98 Yigal Alon St.	14 Mittelstrasse
Tel Aviv 6789141, Israel	Zurich 8008, Switzerland
Tel +972 (3) 608-9999	Tel +41 (44) 818 08 00
Fax +972 (3) 608-9909	Fax +41 (44) 818 08 01
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June [●], 2022
Pagaya Technologies Ltd. Azrieli Sarona Bldg, 54th Floor 121 Derech Menachem Begin Tel-Aviv 6701203, Israel

Ladies and Gentlemen:

We have acted as Israeli counsel to Pagaya Technologies Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the filing by the Company of a registration statement on Form F-4 (the “Registration Statement”) registering the issuance by the Company of (i) [●] Class A Ordinary Shares of the Company, no par value (“Class A Ordinary Shares”) and (ii) [●] Class A Ordinary Shares underlying warrants of the Company (the “Warrants”), with each Warrant entitling the holder to purchase one Class A Ordinary Share (the “Warrant Shares”), in each case to be issued pursuant to the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of September 15, 2021, by and among the Company, Rigel Merger Sub Inc. and EJF Acquisition Corp. (the “Merger Agreement”).

This opinion is being rendered pursuant to Item 21(a) of Form F-4 promulgated under the United States Securities Act of 1933, as amended (the “Securities Act”), and Items 601(b)(5) and (b)(23) of Regulation S-K promulgated by the United States Securities and Exchange Commission (the “Commission”), and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus that is a part of the Registration Statement, other than as expressly stated herein with respect to the issuance of the Class A Ordinary Shares and the Warrant Shares.

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, as amended, filed by the Company with the Commission and to which this opinion is attached as an exhibit; (ii) the Articles of Association of the Company, as currently in effect; (iii) a draft of the Amended and Restated Articles of Association of the Company, to be in effect immediately prior to the closing of the Merger (the “Amended Articles”); (iv) resolutions of the board of directors of the Company and the shareholders of the Company which relate to the Registration Statement and to the consummation of the transactions contemplated by the Merger Agreement and other actions to be taken in connection therewith; and (v) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to the opinion set forth below that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that upon effectiveness of the Merger and the Amended Articles, and upon receipt by the Company of the consideration for the issuance of the Class A Ordinary Shares contemplated under the Merger Agreement, (i) the Class A Ordinary Shares being registered under the Registration Statement, when issued pursuant to the Merger, will be validly issued, fully paid and non-assessable, and (ii) the Warrant Shares, when issued and sold by the Company and delivered by the Company against receipt of the exercise price therefor pursuant to the terms of the Warrants, in accordance with and in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel.

The opinions set forth in this letter are effective as of the date hereof. We do not undertake to advise you of any changes in our opinions expressed herein resulting from matters that may arise after the date of this letter or that hereafter may be brought to our attention. We express no opinion other than as expressly set forth herein, and no opinion is implied or may be inferred beyond that expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the sections entitled “Legal Matters” and “Enforceability of Civil Liabilities” in the Registration Statement and in the prospectus that forms a part thereof. This consent is not to be construed as an admission that we are a party whose consent is required to be filed as part of the Registration Statement under the provisions of the Securities Act.

Sincerely,

Goldfarb Seligman & Co.